EXHIBIT 99.1

Encompass Health Contacts:
Media: Casey Lassiter| 205 970-5912
casey.lassiter@encompasshealth.com

Investor Relations: Crissy Carlisle | 205 970-5860
crissy.carlisle@encompasshealth.com

Encompass Health Announces Leadership Transition for Home Health and Hospice Business

April Anthony to Step Down as CEO
BIRMINGHAM, Ala. – April 2, 2021 – Encompass Health Corp. (NYSE: EHC) today announced that April Anthony has decided to step down as Chief Executive Officer, Home Health and Hospice, effective mid-June 2021.

“Throughout our more than six years working together, April has provided outstanding leadership to the home health and hospice business,” said President and Chief Executive Officer of Encompass Health Mark Tarr. “Together, we have grown this segment’s revenue from approximately $400 million to $1.1 billion and substantially increased the geographical footprint of our services. We thank April for her innumerable contributions, which will have a lasting positive impact.”

Ms. Anthony commented, “It’s been my honor to lead Encompass Health’s home health and hospice segment, and I am proud of what we have accomplished. We have developed a premier network of nurses, therapists, social workers and home health aides across the country and have set a new industry standard for providing high-quality, cost-effective integrated care. With our culture, talented workforce and technology in place to deliver superior clinical outcomes, the division is poised for ongoing success, and now is the right time for me to step aside. I look forward to working together over the coming months to achieve a successful transition.”

Mr. Tarr said, “Our home health and hospice business is positioned to meet the demands of an aging population that has a strong and increasing preference for in-home care. Our search process to identify a successor is underway, and we have a strong foundation in place to aid in this transition. As we continue our review of strategic alternatives for our home health and hospice business, we will maintain our focus on operational excellence.”

The Encompass Health board of director’s review of strategic alternatives for the home health and hospice business, announced on Dec. 9, 2020, remains ongoing. No timetable has been established for the completion of the strategic review, and the Company does not intend to disclose further developments with respect to its strategic review process, unless and until its Board approves a specific transaction or action, or otherwise concludes the strategic review.

About Encompass Health
As a national leader in integrated healthcare services, Encompass Health (NYSE: EHC) offers both facility-based and home-based patient care through its network of inpatient rehabilitation hospitals, home health agencies and hospice agencies. With a national footprint that includes 138 hospitals, 241 home health locations, and 82 hospice locations in 39 states and Puerto Rico, the Company provides high-quality, cost-effective integrated healthcare. Encompass Health is ranked as one of Fortune's 100 Best Companies to Work For. For more information, visit encompasshealth.com, or follow us on our newsroom, Twitter and Facebook.

EXHIBIT 99.1
Forward Looking Statements
Statements contained in this press release which are not historical facts, such as those relating to management succession efforts, the ongoing strategic review and its impact on Encompass Health’s business and stockholder value, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Encompass Health, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Encompass Health undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements involve substantial risks and uncertainties about Encompass Health’s exploration of strategic alternatives for its home health and hospice business, including the potential benefits and timing thereof, and about the prospects and potential opportunities for its home health and hospice business after the review and management succession. Such risks and uncertainties include, but are not limited to, the possibility that Encompass Health may not be able to realize higher values for its home health and hospice business through strategic transactions and therefore retains its current corporate and business structure; the possibility that Encompass Health may decide not to undertake a transaction following the review of strategic alternatives or that it is not able to consummate any proposed transactions resulting from the review due to, among other things, market, regulatory and other factors; the potential for disruption to Encompass Health’s business resulting from the review of strategic alternatives or the undertaking of any transactions following the review; Encompass Health's ability to attract and retain key management personnel; any potential adverse effects on Encompass Health's stock price resulting from the announcement of the strategic review or the results thereof, and, with regard to the prospects and potential opportunities for, and Encompass Health’s ability to enhance the value of its home health and hospice business, the uncertainties and variables inherent in business operating and financial performance, including, among other things, competitive and regulatory developments and general economic, political, business, industry, regulatory and market conditions. Additional risks and uncertainties are set forth in Encompass Health’s Form 10-K for the fiscal year ended December 31, 2020, and in other documents Encompass Health previously filed with the SEC, many of which are beyond Encompass Health’s control and may cause actual events or results to differ materially from the views, beliefs, and estimates expressed herein.
As such, you are cautioned not to place undue reliance on the estimates, projections and other forward-looking information in this press release, and a potential transaction and its effects as contemplated in this press release may differ materially from those anticipated in these forward-looking statements.